UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2006

SKYWORKS SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-5560 (Commission File Number)	04-2302115 (IRS Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts 01801
(Address of principal executive offices) (Zip Code)

(781) 376-3000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers
Approval of Fiscal Year 2007 Executive Incentive Plan
      On November 7, 2006, the Compensation Committee of the Board of Directors of Skyworks Solutions, Inc. (the “Company”) approved the Fiscal Year 2007 Executive Incentive Plan (the “Incentive Plan”). The Incentive Plan establishes cash incentive awards that may be earned semi-annually by senior management approved for participation in the Incentive Plan, including each executive officer of the Company, based on the Company’s achievement of certain corporate goals on a semi-annual basis. The Incentive Plan also establishes minimum achievement levels with respect to the corporate goals necessary for any cash incentives to be awarded under the Incentive Plan. The semi-annual corporate goals approved by the Compensation Committee of the Company involve achievement of certain revenue, operating income, operating margin, and quality metrics for fiscal year 2007.
      Under the Incentive Plan, the Company’s Chief Executive Officer is eligible to earn cash incentive awards totaling 100% of his base salary for the fiscal year if the Company achieves its target performance metrics, with the opportunity to earn up to a maximum of two times his target award to the extent the Company exceeds its target performance metrics. The Company’s other executive officers are eligible to earn cash incentive awards totaling 40% to 60% of their respective base salaries for the fiscal year, depending on their position, if the Company achieves its target performance metrics, with the opportunity to earn up to a maximum of two times their target awards to the extent the Company exceeds its target performance metrics. Upon completion of the first six months of the fiscal year 2007, the Compensation Committee will determine the extent to which the Company’s performance goals have been attained for that period, and whether any cash incentive awards should be made. Upon completion of the final six months of the fiscal year, the Compensation Committee will complete the same process.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWORKS SOLUTIONS, INC.
	By:	/s/ Allan M. Kline
Date: November 13, 2006		Allan M. Kline
Chief Financial Officer